Exhibit 10.1

CELLCYTE GENETICS CORPORATION
2007 STOCK OPTION/RESTRICTED STOCK PLAN

(Adopted by the Board of Directors on March 30, 2007)

CELLCYTE GENETICS CORPORATION

2007 Stock Option/REstricted Stock Plan

          1.          Purposes of the Plan. The purposes of this 2007 Stock Option/Restricted Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the Company's business. Subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder, stock options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator, in it sole discretion, at the time of grant. Stock Purchase Rights also may be granted under the Plan. Capitalized terms shall have the meaning provided in Section 2 or Addendum A of the Plan, if applicable, unless otherwise provided in this Plan or other applicable agreement.

          2.          Definitions. As used herein, the following definitions shall apply:

                      (a)          "Administrator" means the Board or the Committee appointed by the Board pursuant to Section 4 of the Plan.

                      (b)          "Applicable Laws" means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, any Stock Exchange rules or regulations, and the applicable laws, rules or regulations of any foreign country or jurisdiction where Options or Stock Purchase Rights are granted or Participants reside or provide services (if applicable), as such laws, rules, and regulations shall be in place from time to time.

                      (c)          "Award" means any award of an Option or Stock Purchase Right under the Plan.

                      (d)          "Board" means the Board of Directors of the Company.

                      (e)          "California Participant" means a Participant whose Award was issued in reliance on Section 25102(o) of the California Corporations Code.

                      (f)          "Cashless Exercise" means, to the extent that an Option Agreement so provides and as permitted by Applicable Laws, a program approved by the Administrator in which payment may be made, in whole or in part, by delivery (on a form prescribed by the Administrator) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company's withholding obligations at the minimum statutory withholding rates, including (but not limited to) U.S. federal and state income taxes, payroll taxes and foreign local taxes, if applicable.

                      (g)          "Cause" means, (unless another applicable definition is provided in the Option Agreement, Restricted Stock Purchase Agreement, employment agreement or other applicable agreement), the Participant's Service Termination for any of the following reasons: (i) Participant's willful failure to perform his or her duties and responsibilities to the Company or Participant's violation of any written policy of the Company; (ii) Participant's commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant's material breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company's ability to terminate a Participant's service relationship at any time as provided in Section 5(d) of the Plan. For purposes of this Section 2(g) the term "Company" will be interpreted to include any Subsidiary, Parent, or any successor thereto, if appropriate.

                      (h)          "Change of Control" means

                                       (i)          a sale, transfer or disposition of all or substantially all of the Company's assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock, or (C) a continuing or surviving entity described in Section 2(h)(ii) below;

                                        (ii)         any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or

                                       (iii)       the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided that the term "person" shall not include the Company or those entities described in Sections 2(h)(i)(A) and (B) above.

                                       Notwithstanding anything stated herein, a transaction shall not constitute a "Change of Control" if its sole purpose is to change the state of the Company's incorporation, to created a holding company that will be owned in substantially the same proportions by the persons who hold the Company's securities immediately before such transaction, or to consummate an equity financing approved by the Board.

                      (i)          "Code" means the Internal Revenue Code of 1986, as amended.

                      (j)          "Committee" means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 of the Plan.

                      (k)          "Common Stock" means the Company's common stock, without par value.

                      (l)          "Company" means CellCyte Genetics Corporation, a Washington corporation.

                      (m)          "Consultant" means (i) any person, including an advisor, who is engaged by the Company or any Parent, or Subsidiary to render services (other than capital-raising services) and is compensated for such services, (ii) a Director whether compensated for such service or not and (iii) a member of the board of directors of any Parent or Subsidiaries whether compensated for such services or not.

                      (n)          "Continuous Service Status" means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Administrator; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute, or pursuant to written Company policy. In addition, transfers between locations of the Company or between the Company, its Parents, or Subsidiaries or their respective successors shall not constitute an interruption or termination of Continuous Service Status. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption or termination of Continuous Service Status.

                      (o)          "Corporate Transaction" means a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

                      (p)          "Director" means a member of the Board.

                      (q)          "Disability" means "disability" within the meaning of Section 22(e)(3) of the Code.

                      (r)          "Employee" means, subject to any requirements of the Code or other Applicable Laws, any person employed by the Company or any Parent or Subsidiary, with the status of employment determined upon such factors as are deemed appropriate by the Administrator in its discretion. The payment of a director's fee shall not be sufficient to constitute "employment" by the Company, any Parent or Subsidiary, as applicable.

                      (s)          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                      (t)          "Fair Market Value" means, as of any date, the fair market value of a Share, as determined by the Administrator in good faith on such basis as it deems appropriate; provided such determination shall be applied consistently with respect to Participants. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for a Share as reported in the Wall Street Journal for the applicable date.

                      (u)          "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and is designated as such in the applicable Option Agreement.

                      (v)          "Listed Security" means any security of the Company that is either (i) listed or approved for listing on a national securities exchange or (ii) designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

                      (w)          "Nonstatutory Stock Option" means an Option that is not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement. In addition, notwithstanding intent and designation, an Option that fails to satisfy the requirements of an Incentive Stock Option will be treated as a Nonstatutory Stock Option.

                      (x)          "Option" means a stock option granted pursuant to the Plan.

                      (y)          "Option Agreement" means a written document, the form(s) of which shall be approved by the Administrator from time to time, that reflects the terms and conditions of an Option. An Option Agreement includes any documents attached to, or incorporated by reference into, such Option Agreement, including (but not limited to) a notice of stock option grant and a form of exercise notice.

                      (z)          "Option Exchange Program" means a program approved by the Board whereby outstanding Options are either (i) exchanged for new Options with a lower per Share exercise price (or other consideration) or (ii) amended to decrease the per Share exercise price.

                      (aa)        "Optioned Stock" means Shares that are subject to an Option or were issued pursuant to the exercise of an Option.

                      (bb)        "Optionee" means an Employee or Consultant who receives an Option, and where applicable, such other person who is entitled to exercise an Option.

                      (cc)        "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of grant of the Award, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent as of the date it first attains such status.

                      (dd)        "Participant" means any holder of one or more Awards or Shares issued pursuant to an Award(s).

                      (ee)        "Plan" means this 20057 Stock Option/Restricted Stock Plan.

                      (ff)        "Restricted Stock" means Shares acquired pursuant to a Stock Purchase Right granted under Section 11 of the Plan.

                      (gg)        "Restricted Stock Purchase Agreement" means a written document, the form(s) of which shall be approved by the Administrator from time to time, that reflects the terms and conditions of a Stock Purchase Right. A Restricted Stock Purchase Agreement includes any documents attached to, or incorporated by reference into, such agreement.

                      (hh)        "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

                      (ii)        "Service Termination" means an interruption or termination of an Employee's or Consultant's service with the Company which result in an interruption or termination of such person's Continuous Service Status. For purposes of this Section 2(ii) the term "Company" will be interpreted to include any Subsidiary, Parent, or any successor thereto, if appropriate.

                      (jj)        "Share" means a share of Common Stock, as adjusted in accordance with Section 14 of the Plan.

                      (kk)        "Stock Exchange" means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

                      (ll)        "Stock Purchase Right" means the right to purchase Common Stock granted pursuant to Section 11 of the Plan

                      (mm)      "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of grant of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary as of the date if first attains such status.

                      (nn)        "Ten Percent Holder" means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary measured as of an Award's date of grant.

          3.          Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares reserved for issuance under the Plan is 5,450,000 and the maximum number of Shares that may be issued pursuant to Incentive Stock Options is 5,450,000. The Shares issued under the Plan may be authorized (but unissued) or treasury shares. If an Award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, then the Shares that were subject to such expired or unexercised Award shall again become available for future grants under the Plan, unless the Plan shall have been terminated. In addition, any Shares subject to an Award which are retained by the Company in order to satisfy the exercise or purchase price for such Award or any withholding obligations due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to a forfeiture provision under the terms of the Award (including, without limitation, upon repurchase by the Company in connection with the termination of a Participant's Continuous Service Status) shall again become available for future grant under the Plan.

          4.          Administration of the Plan.

                      (a)          General. The Plan shall be administered by the Board, a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of eligible persons and, if permitted by Applicable Laws, the Board may authorize one or more officers of the Company to make Awards under the Plan.

                      (b)          Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. Subject to Applicable Laws (including Rule 16b-3 and Section 162(m) of the Code to the extent the Plan is administered in accordance with such provisions), from time to time, the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused), and dissolve the Committee and thereafter directly administer the Plan.

                      (c)          Powers of the Administrator. Subject to the provisions of the Plan and, to the extent a Committee is appointed, the specific duties and powers delegated to such Committee by the Board, the Administrator shall have the authority, in its sole discretion:

                                       (i)          to determine the Fair Market Value of the Common Stock, in accordance with Section 2(t)of the Plan; provided that such determination shall be applied consistently with respect to Participants under the Plan;

                                       (ii)         to select the Employees and Consultants to whom Options and Stock Purchase Rights may be granted from time to time;

                                       (iii)        to determine whether and to what extent Options and Stock Purchase Rights are granted;

                                       (iv)         to determine the number of Shares to be covered by each Award granted;

                                       (v)          to approve the form(s) of agreement(s) and other related documents used under the Plan;

                                       (vi)         to determine the terms and conditions of each Award, including (but not limited to) the exercise or purchase price, the time or times when an Option may be exercised (which may be based on performance criteria), the circumstances (if any) when vesting will be accelerated or forfeiture restrictions will be waived, and any restriction or limitation regarding any Award or the Share underlying any Award, based in each case on such factors as the Administrator shall deem appropriate and relevant, in its sole discretion;

                                       (vii)        to determine whether and under what circumstances Section 10(c) of the Plan shall be given effect;

                                       (viii)       to implement an Option Exchange Program on such terms and conditions as the Board deems appropriate, in its sole discretion; provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

                                       (ix)         to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

                                       (x)          to construe and interpret the terms of the Plan and Awards, which constructions, interpretations and decisions shall be final and binding on all Participants; and

                                       (xi)         to modify Awards to Participants who are foreign nationals or who provide services outside of the United States in order to fulfill the purposes of the Plan and to recognize differences in foreign laws, tax policies or customs in order to fulfill the purposes of the Plan,

                      (d)          Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable) or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the term and conditions of any Award, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or bylaws, by contract, as a matter of law, or under any other power that the Company may have to indemnify or hold harmless each such person.

          5.          Eligibility.

                      (a)          Recipients of Grants. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees.

                      (b)          Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

                      (c)          ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b) of the Plan, to the extent that the aggregate Fair Market Value of Optioned Stock with respect to Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, then the portion of the Incentive Stock Option to which such excess is attributable shall be treated as a Nonstatutory Stock Option. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Optioned Shares shall be determined as of the date of the grant of such Option.

                      (d)          No Employment Rights. Neither the Plan nor any Award shall (i) confer upon any Employee or Consultant any right to the continuation of any service relationship with the Company (any Parent or Subsidiary) or (ii) interfere in any way with such Employee's or Consultant's right or the Company's (Parent's or Subsidiary's) right to terminate an existing service relationship at any time, with or without cause.

          6.          Term of Plan. The Plan shall become effective on the date it is adopted by the Board. Subject to Section 16 of the Plan, it shall continue in effect for a term of ten (10) years from the date of adopted by the Board.

          7.          Term of Option. The term of each Option shall be set forth in the Option Agreement; provided that no Option shall have a term greater than ten (10) years measured from the Options' date of grant. Notwithstanding the foregoing, the maximum term of an Incentive Stock Option granted to an Employee who is a Ten Percent Holder shall be five (5) years.

          8.          Limitation on Grants to Participants. Subject to adjustment pursuant to Section 14 of the Plan, the maximum aggregate number of Shares that may be subject to Awards granted to any one person under this Plan for any fiscal year of the Company shall be 150,000 (200,000 in the fiscal year of such person's initial employment with the Company); provided that this Section 8 shall become effective only if the Common Stock becomes a Listed Security.

          9.          Option Exercise Price and Consideration.

                      (a)          Exercise Price. Subject to the following requirements, the per Share exercise price of an Option shall be determined by the Administrator and set forth in the Option Agreement:

                                       (i)          In the case of an Incentive Stock Option,

                                                     (A)          granted to an Employee who is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value of a Share on the date of grant;

                                                     (B)          granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value of a Share on the date of grant;

                                       (ii)         In the case of a Nonstatutory Stock Option,

                                                     (A)          granted on or after the date (if ever) on which the Common Stock becomes a Listed Security that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the per share exercise price shall be no less than 100% of the Fair Market Value of a Share on the date of grant;

                                                     (B)          granted to an Employee or Consultant, the per Share exercise price shall be determined by the Administrator;

Notwithstanding the foregoing, in the event of certain Corporate Transactions, the per Share exercise price of an Option may be determined without giving effect to requirements above.

                      (b)          Permissible Consideration. The consideration to be paid and the method of payment for Optioned Stock shall be determined by the Administrator and set forth in the Option Agreement; provided that to the extent required by Applicable Laws and in the case of an Incentive Stock Option, the consideration and method of payment shall be determined on the date of grant. Such consideration and method of payment may consist of (1) cash; (2) check; (3) a promissory note (to the extent permitted under Applicable Laws) with such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate (subject to the provisions of Section 12B.06.210 of the Washington Business Corporation Act); (4) cancellation of indebtedness; (5) Shares that satisfy any minimum holding period requirement (e.g., to avoid financial accounting charges to the Company's earnings) established by the Administrator, in its sole discretion; (6) a Cashless Exercise; (7) such other consideration and method of payment permitted under Applicable Laws; or (8) any combination of the foregoing. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. Notwithstanding the provisions of any Option Agreement, the Administrator, in its sole discretion, may refuse to accept a particular form of consideration at the time of any Option exercise.

          10.        Exercise of Option.

                      (a)          General.

                                       (i)          Exercisability. An Option shall become exercisable at such times and under such conditions as determined by the Administrator. Subject to the provisions in the Plan, the times and conditions when an Option shall become exercisable shall be set forth in the Option Agreement and may include time-based vesting requirements and/or performance criteria with respect to the Company, any Parent or Subsidiary and/or the Optionee.

                                       (ii)         Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave; provided that, upon an Optionee's return from military leave (under conditions that would entitle him or her to protection under the Uniform Services Employment and Reemployment Rights Act or USERRA), such Optionee's shall be given vesting credit under his or her Options equal to how such Options would have otherwise vested had the Optionee continued to provide services to the Company (any Parent or Subsidiary, if applicable) during the military leave on the same terms as the Optionee was providing services immediately prior to such leave.

                                       (iii)        Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares; provided that such requirement shall not prevent an Optionee from exercising the full number of Optioned Stock which is then exercisable.

                                       (iv)         Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment (including applicable withholding obligations, if any) for the Optioned Stock with respect to which the Option is exercised. To the extent authorized and acceptable by the Administrator, full payment may consist of any consideration and method of payment allowable under Section 9(b) of the Plan and the Option Agreement.

The exercise of an Option shall result in a decrease in the aggregate number of Shares that thereafter are available for issuance under the Plan and for future purchase under such Option.

                                       (v)          Rights as Stockholder. Notwithstanding the exercise of an Option, no right to vote, receive dividends or any other stockholder rights shall exist with respect to the Optioned Stock until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Except as provided in Section 14 of the Plan, no adjustment will be made for a dividend or other stockholder right with respect to Optioned Stock for which the record date is prior to the date the Shares were issued.

                      (b)          Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 10(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following an Optionee's Service Termination, which provisions may be waived or modified by the Administrator at any time. To the extent that an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon an Optionee's Service Termination, the following provisions shall apply:

                                       (i)          General Provisions. Except as otherwise provided in the Option Agreement, upon an Optionee's Service Termination, an Option (or any part thereof) that is not vested as of such Service Termination shall terminate and the Optioned Stock underlying such unvested Option shall revert to the Plan and again become available for issuance. To the extent that an Optionee fails to exercise the vested portion of an Option within the time specified in the Option Agreement or the Plan, as applicable, following the Optionee's Service Termination, such unexercised Option shall terminate and the Optioned Stock underlying such unexercised Option shall revert to the Plan and again become available for issuance. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7 of the Plan).

                                       (ii)         Termination other than Upon Disability, Death or for Cause. In the event Optionee's Service Termination is for reasons other than the circumstances set forth in subsections (iii) through (v) below, such Optionee may exercise an Option for three (3) months following such termination to the extent the Optionee was vested in the Option as of the date of such termination.

                                       (iii)        Disability of Optionee. In the event Optionee's Service Termination is the result of Optionee's Disability, such Optionee may exercise an Option at any time within six (6) months following such termination to the extent the Optionee was vested in the Option as of the date of such termination.

                                       (iv)         Death of Optionee. In the event of Optionee's death prior to a Service Termination, or within three (3) months following Optionee's Service Termination, an Option may be exercised by Optionee's estate (or by such other person entitled to exercise the Option) at any time within twelve (12) months following the date of death to the extent the Optionee was vested in the Option as of the earlier of (i) the date of death or (ii) the date of the Optionee's Service Termination.

                                       (v)          Termination for Cause. In the event of Optionee's Service Termination is for Cause, any Option (including any exercisable portion thereof) held by such Optionee shall terminate in its entirety as of the date the Optionee is first notified of such termination. If an Optionee's service relationship with the Company (any Parent or Subsidiary) is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee's rights under any Option likewise shall be suspended during the investigation period and the Optionee shall have no right to exercise any Option. Subject to Applicable Laws, the Company shall have the right to repurchase an Employee's Optioned Stock acquired pursuant to the exercise of a vested Option granted on any date on which the Common Stock is not a Listed Security upon the following terms: (A) the repurchase is made within 90 days of the Optionee's Service Termination for Cause; (B) the Company's per Share repurchase price is the Fair Market Value of a Share as of the date of termination; (C) the consideration and method of payment consists of cash or cancellation of indebtedness attributable to the exercise of the Option; (D) the Company's repurchase right terminates on the date the Common Stock becomes a Listed Security. Subject to Applicable Laws, with respect to the Optioned Stock acquired by an officer of the Company or a Consultant pursuant to the exercise of a vested Option, the Company shall have a right to repurchase such Optioned Stock upon the Optionee's Service Termination for Cause at the Optionee's exercise price and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 10(b)(v) shall in any way limit the Company's right to repurchase Optioned Stock issued upon exercise of an unvested Option as set forth in the applicable Option Agreement.

                      (c)          Buyout Provisions. The Administrator may at any time offer to buy out an Option for cash or Shares based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

          11.        Stock Purchase Rights.

                      (a)          Rights to Purchase. At the sole discretion of the Administrator, an Employee or Consultant may be granted a Stock Purchase Right. Subject to the provisions in the Plan, the terms, conditions and restrictions of a Stock Purchase Right shall be determined by the Administrator and set forth in a Restricted Stock Purchase Agreement. An Employee or Consultant shall accept the grant of Stock Purchase Right by executing a Restricted Stock Purchase Agreement. Such Restricted Stock Purchase Agreement shall include the number of Shares subject to the Stock Purchase Right, the price to be paid (if any), and the time within which the grant of the Stock Purchase Right must be accepted. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser. Subject to Applicable Laws, the Administrator shall determine the purchase price (if any) under the Stock Purchase Right. The consideration to be paid and the method of payment for Shares subject to the Stock Purchase Rights shall be determined by the Administrator and set forth in the Restricted Stock Purchase Agreement. The consideration and method of payment set forth in Section 9(b) of the Plan also shall be available for Stock Purchase Rights.

                      (b)          Repurchase Option.

                                       (i)          General. Except as otherwise provided in the Restricted Stock Purchase Agreement, the Company shall have the right to repurchase Restricted Stock upon the Employee's or Consultant's Service Termination with the Company (a Parent or any Subsidiary) for any reason (including death or Disability). The repurchase price pursuant to the Company's repurchase option shall be the purchase price paid by the Employee or Consultant; provided that such repurchase price may be paid by cancellation of indebtedness of such Employee or Consultant to the Company. The Company's right to repurchase Restricted Stock shall lapse at such rate as the Administrator may determine and set forth in the Restricted Stock Purchase Agreement.

                                       (ii)         Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the lapsing of the Company's repurchase rights shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by Applicable Laws). In the event of military leave, the lapsing of the Company repurchase rights shall toll during any unpaid portion of such leave; provided that, upon a Participant's return from military leave (under conditions that would entitle the Participant to protection under the Uniform Services Employment and Reemployment Rights Act or USERRA), the Participant shall be given service credit with respect to any Restricted Stock equal to how the Company's repurchase right would have otherwise lapsed had the Participant continued to provide services to the Company (any Parent or Subsidiary, if applicable) during the military leave on the same terms as the Participant was providing services immediately prior to such leave.

                                       (iii)        Termination for Cause. Subject to Applicable Laws, the Company shall have the right to repurchase an Employee's Restricted Stock that is no longer subject to the Company's right of repurchase as set forth in the applicable Restricted Stock Purchase Agreement and that was acquired pursuant to a Stock Purchase Right granted on any date on which the Common Stock is not a Listed Security upon the following terms: (A) the repurchase is made within 90 days of the Participant's Service Termination for Cause; (B) the Company's per Share repurchase price is the Fair Market Value of a Share as of the date of termination; (C) the consideration and method of payment consists of cash or cancellation of indebtedness attributable to the Stock Purchase Right; (D) the Company's repurchase right terminates on the date the Common Stock becomes a Listed Security. Subject to Applicable Laws, with respect to the Restricted Stock acquired by an officer of the Company or a Consultant pursuant to a Stock Purchase Right which is no longer subject to the Company's right of repurchase as set forth in the applicable Restricted Stock Purchase Agreement, the Company shall have a right to repurchase such Restricted Stock upon the Participant's Service Termination for Cause at the Participant's purchase price and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 11(b)(iii) shall in any way limit the Company's right to repurchase Restricted Stock for which the Company's repurchase option has not lapse as set forth in the applicable Restricted Stock Purchase Agreement.

                      (c)          Rights as a Stockholder. Once the Employee or Consultant purchases Restricted Stock pursuant to a Stock Purchase Right , the such Employee or Consultant shall have the rights equivalent to those of a stockholder, and shall be a stockholder when the purchase of Restricted Stock is entered on the books of the Company or of the Company's duly authorized transfer agent . Except as provided in Section 14 of the Plan, no adjustment will be made for a dividend or other stockholder right with respect to Restricted Stock for which the record date is prior to the date the Shares were issued.

          12.        Taxes.

                      (a)          As a condition of the grant, vesting, purchase or exercise of an Award, the Participant (or such other person entitled to the Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

                      (b)          After the date, if any, upon which the Common Stock becomes a Listed Security, the Administrator may permit a Participant to satisfy all or part of his or her withholding tax obligations either (i) by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or (ii) by physically surrendering (or by stock attestation) all or a portion of any Shares that he or she previously acquired; provided that the Administrator may, in its sole discretion, require that any previously-owned Shares tendered for payment be held by the Participant for a minimum duration (e.g., to avoid financial accounting charges to the Company's earnings). Such Shares shall be valued based on the value of the actual trade on the date that the amount of tax to be withheld is to be determined under Applicable Laws. Shares withheld or otherwise applied to satisfy any applicable withholding obligation shall not exceed the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission. The Administrator, in its sole discretion, also may permit a Participant to satisfy withholding obligations related to an Award through a Cashless Exercise or through a sale of Shares underlying the Award.

          13.        Non-Transferability of Options and Stock Purchase Rights.

                      (a)          General. Except as set forth in this Section 13, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of the Award, only by such holder or a transferee permitted by this Section 13.

                      (b)          Limited Transferability Rights. Notwithstanding anything else in this Section 13, the Administrator in its discretion may grant Nonstatutory Stock Options that may be transferred either (i) by instrument to an inter vivos or testamentary trust in which such Option are to be passed to beneficiaries upon the death of the trustor (settlor) or (ii) by gift (or other transfer without payment of consideration) to an "Immediate Family Member" (as defined below) of the Optionee. "Immediate Family Member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons (or the Optionee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than 50% of the voting interests. A transfer under a domestic relations order in settlement of marital property rights is not a prohibited transfer for value.

          14.        Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

                      (a)          Changes in Capitalization. Subject to any action required under Applicable Laws by the stockholders of the Company, the number and class of Shares or other stock or securities covered by each outstanding Award, the numbers and class of Shares or other stock or securities set forth in Section 8 of the Plan, the number and class of Shares or other stock or securities that are available for future Awards under Section 3 of the Plan, and the per Share exercise price of Optioned Stock, may be adjusted by the Board (and, to the extent required by Applicable Laws, such adjustment shall be proportional). In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the Shares, subdivision of the Shares, dividend payable in other than Shares in an amount that has a material effect on the price of the Shares, a reorganization, merger, liquidation, spin-off, split-up, distribution, exchange of Shares, repurchase of Shares, change in corporate structure or other similar occurrence, any adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made, with respect to, the number or price of Shares subject to an Award. If, by reason of an adjustment pursuant to this Section 14(a), a Participant's Award shall cover additional or different shares of stock or securities, then such additional or different shares, and the Award in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

                      (b)          Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

                      (c)          Corporate Transaction. Unless the Option Agreement, Stock Purchase Agreement, applicable employment agreement or other applicable agreement provides otherwise, in the event of a Corporate Transaction (including without limitation a Change of Control), each outstanding Award shall be assumed or an equivalent award shall be substituted therefor by such successor entity or a parent or subsidiary of such successor entity (the "Successor Entity"), In the event the Successor Entity does not agree to assume the Award or to substitute with an equivalent award, then such Award shall terminate upon the consummation of the transaction.

                                       (i)          Notwithstanding the above, unless the Option Agreement, applicable employment agreement or other applicable agreement provides otherwise, in the event of a Change of Control, each outstanding Option shall be assumed, substituted for an equivalent award by the Successor Entity (or a Parent or Subsidiary of the Successor Entity) or exchanged for a payment of cash, securities and/or other property equal to the excess of the Fair Market Value of the portion of the Option that is exercisable immediately prior to the consummation of the transaction over the aggregate exercise price thereof; provided that, if the Successor Entity does not agree to such assumption, substitution, or exchange, the vesting and exercisability of each outstanding Option shall accelerate such that the Options shall become vested and exercisable in full prior to consummation of the Change of Control at such time and on such conditions as the Administrator shall determine, and to the extent Options are not exercised prior to consummation of the transaction, they shall terminate upon such consummation. If an Option is to be terminated pursuant to the preceding sentence, the Administrator shall notify the Participant of such fact at least five (5) days prior to the date on which the Option terminates. Subject to the terms and conditions of the applicable agreement, in the case of Restricted Stock that is subject to a right of repurchase under the terms of the applicable Restricted Stock Purchase Agreement, such Restricted Stock shall be assumed, substituted or exchanged by the Successor Entity; provided that if the Successor Entity refuses to such assumption, substitution or exchange, then any right of repurchase to which such Restricted Shares is subject immediately prior to the consummation of the transaction shall lapse in full.

                                       (ii)         For purposes of this Section 14(c), an Option or a Stock Purchase Right shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in this Section 14); provided that if such consideration received in the transaction is not solely common stock of the Successor Entity, the Administrator may, with the consent of the Successor Entity, provide for the consideration to be received upon exercise of the Award to be solely common stock of the Successor Entity equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

                                       (iii)        Certain Distributions. In the event of any distribution to the Company's stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without the receipt of consideration by the Company, the Administrator, in its sole discretion, may appropriately adjust the per Share price for the Shares subject to each outstanding Award to reflect the effect of such distribution.

          15.        Time of Granting Options and Stock Purchase Rights. Subject to Applicable Laws, the date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the final determination to grant such Award, or such other date as is determined by the Administrator; provided that in the case of any Incentive Stock Option, the date of grant shall be the later of (i) the date on which the Administrator makes the final determination to grant such Incentive Stock Option or (ii) the date on which the Optionee's employment relationship with the Company (or any Parent or Subsidiary) commences. Notice of the Administrator's determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

          16.        Amendment and Termination of the Plan.

                      (a)          Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 14 of the Plan) shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without his or her written consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as may be required.

                      (b)          Effect of Amendment or Termination. No amendment (including alternation, suspension, or discontinuation) or termination of the Plan shall materially and adversely affect outstanding Awards, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

          17.        Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Award, the Company may require the person exercising the Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of the Company's legal counsel, such a representation is required by law. Shares issued upon exercise of Awards granted prior to the date, if ever, on which the Common Stock becomes a Listed Security shall be subject to a right of first refusal in favor of the Company pursuant to which the Participant will be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as is reflected in the applicable Option Agreement Restricted Stock Purchase Agreement or the Company's bylaws.

          18.        Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then upon the Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.

          19.        Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          20.        Agreements. Options and Stock Purchase Rights shall be evidenced by Option Agreements and Restricted Stock Purchase Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

          21.        Stockholder Approval. If required by Applicable Laws, continuance of the Plan shall be subject to the approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

          22.        Addenda. The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees or Consultants with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which if required under Applicable Laws may deviate from the terns and conditions set forth in this Plan. The terms of any such addenda shall not affect the terms of the Plan as in effect for any other purpose.

Addendum
to the
2007 Stock Option/Restricted Stock Plan

Addendum A: California Participants

          Prior to the date, if ever, on which the Common Stock becomes a Listed Security and/or the Company is subject to the reporting requirements of the Exchange Act, the following additional terms shall apply to Awards issued to California Participants:

1.   In the case of an Option, the per Share exercise price shall be no less than 85% of the Fair Market Value on the Option date of grant; provided that, in the case of a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value on the Option date of grant.

2.   In the case of a Stock Purchase Right, the per Share purchase price applicable to Restricted Stock shall not be less than 85% of the Fair Market Value of a Share as of the Stock Purchase Right date of grant; provided that, in the case of a Ten Percent Holder, the per Share purchase price shall not be less than 100% of the Fair Market Value of a Share as of the Stock Purchase Right date of grant.

3.   With respect to an Award issued to any Participant who is not an officer of the Company or Consultant, such Award shall become exercisable, or any repurchase right in favor of the Company shall lapse, at the rate of at least twenty percent (20%) per year over five (5) years from the date of grant, subject to such Participant's Continuous Service Status.

4.   The following rules shall apply to any Award in the event of the Participant's Service Termination:

5.   If such termination was for reasons other than death or Disability or Cause, the Participant shall have at least 30 days after the date of such termination to exercise his or her Award to the extent the Participant is entitled to exercise such Award on his or her termination date.

6.   If such termination was due to death or Disability, the Participant shall have at least six (6) months after the date of such termination to exercise his or her Award to the extent the Participant is entitled to exercise such Award on his or her termination date. "Disability" for purposes of this Addendum A shall mean the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant's position with the Company or any Parent or Subsidiary because of the sickness of injury of the Participant.

7.   Notwithstanding anything stated herein to the contrary, no Award shall be exercisable on or after the tenth (10th) anniversary of its date of grant.

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8.   To the extent Shares are subject to a repurchase right, the repurchase price shall be forth in the applicable Award agreement; provided that: (i) if the repurchase price is equal to or greater than the Fair Market Value of the Shares to be repurchased (measured as of the date of the Participant's Service Termination), then such repurchase right must be exercised for cash or cancellation of indebtedness attributable to the exercise of the Award for such Shares within 90 days of the Participant's Service Termination (or, if later, within ninety 90 days of the exercise of the applicable Award) and such repurchase right must terminate upon an initial public offering of the Shares; and (ii) if the repurchase price is equal to the original purchase price, such repurchase right must lapse at a rate of at least twenty percent (20%) per year from the date of grant of the Award and such repurchase right must be exercised for cash or cancellation of indebtedness attributable to the exercise of the Award for the Shares within 90 days of the Participant's Service Termination (or, if later, within 90 days of the exercise of the applicable Award). Notwithstanding the foregoing, Awards held by officers or Consultants of the Company or any Parent or Subsidiary may be subject to additional or greater restrictions.

9.   To the extent Shares are subject to a right of first refusal, such right must: (i) be triggered by an offer from a bona fide third-party to purchase Shares received pursuant to an Award where the Participant desires to sell such Shares; (ii) require the Company to make its election to purchase the Shares subject to such right of first refusal, if at all, by giving notice of such election no more than 30 days after receipt of notice of such offer from the Participant; and (iii) require the Company to purchase all, but not less than all, of the Shares subject to such bona fide offer upon exercise of the right of first refusal (unless the Participant consents to sell fewer Shares) on the same terms offered by the bona fide third-party offeror within 60 days after receipt of the notice described above (unless a longer period is offered by the bona fide third-party offeror).

10.  Shares acquired under the Plan shall carry equal voting rights as similar equity securities on all matters where such vote is permitted by Applicable Laws.

11.  The Company shall furnish summary financial information of the Company's financial condition and results of operations, consistent with the requirements of applicable California regulations, at least annually, to each California Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such Participant owns such Shares. The Company shall not be required to provide such information to those California Participants whose duties in connection with the Company assure their access to equivalent information. The information provided does not need to be audited financial information.

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TABLE OF CONTENTS
	Page
1.	Purposes of the Plan	1
2.	Definitions	1
3.	Stock Subject to the Plan	5
4.	Administration of the Plan	6
5.	Eligibility	7
6.	Term of Plan	8
7.	Term of Option	8
8.	Limitation on Grants to Participants	8
9.	Option Exercise Price and Consideration	8
10.	Exercise of Option	9
11.	Stock Purchase Rights	12
12.	Taxes	13
13.	Non-Transferability of Options and Stock Purchase Rights	14
14.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions	14
15.	Time of Granting Options and Stock Purchase Rights	16
16.	Amendment and Termination of the Plan	16
17.	Conditions Upon Issuance of Shares	16
18.	Beneficiaries	17
19.	Reservation of Shares	17
20.	Agreements	17
21.	Stockholder Approval	17
22.	Addenda	17
Addendum A: California Participants1		1

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